EXHIBIT 11
                     Computation of Per Share Earnings
For the three and nine months ended September 27, 1997 and September 28, 1996
                                (Unaudited)
                  (000's omitted except per share data)


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
                               Three Months Ended       Nine Months Ended
                             September    September   September    September
                             27, 1997     28, 1996    27, 1997     28, 1996

Primary Earnings Per Share:

Net Income                   $   1,153    $  1,050    $  2,131     $  1,841

Weighted Average
 Shares Outstanding:
Common Shares                    1,103       1,103       1,103        1,106
Common Stock Equivalents            31          16          30           10
  Total                          1,134       1,119       1,133        1,116

Primary Earnings Per Share   $    1.02    $    .94     $  1.88     $   1.65


Fully Diluted Earnings Per Share:

Net Income                   $   1,153    $  1,050     $ 2,131     $  1,841

Weighted Average
 Shares Outstanding:
Common Shares                    1,103       1,103       1,103        1,106
Common Stock Equivalents            33          18          33           18
  Total                          1,136       1,121       1,136        1,124

Fully Diluted Income
 Per Share                   $    1.01    $    .94     $  1.88     $   1.64


Notes:
Primary and fully diluted amounts are not reflected on the face of the Consolidated Statements of Operations and Retained Earnings because they differ from basic earnings per share by less than 3%. Therefore, basic earnings per share are presented on the face of the statements.
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